UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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FCB FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

FCB FINANCIAL HOLDINGS, INC.

TO BE HELD ON MAY 16, 2016

On or about April 5, 2016, FCB Financial Holdings, Inc. (the “Company”) made available a proxy statement (the “Proxy Statement”) to its stockholders in connection with its 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Monday, May 16, 2016 at 9:30 a.m. (local time) at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036. The record date for the Annual Meeting is March 23, 2016.

This Supplement to the Proxy Statement (this “Supplement”) amends and supplements the Proxy Statement.

PROPOSAL 3 — APPROVAL OF THE FCB FINANCIAL HOLDINGS, INC. 2016 STOCK INCENTIVE PLAN

After making the Proxy Statement available to stockholders, the Company was informed by Institutional Shareholder Services (“ISS”) that ISS had issued an unfavorable voting recommendation on the proposal to approve the FCB Financial Holdings, Inc. 2016 Stock Incentive Plan (the “2016 Plan”) due to the following key factors:

•	Plan cost is viewed by ISS as excessive;
•	Estimated duration of available and proposed shares exceeds six years; and
•	The 2016 Plan is said to allow broad discretion to accelerate vesting

ISS also noted a “medium concern” regarding the vesting of grants under the 2016 Plan in connection with a change in control, noting that in the event of a change in control, the vesting of equity awards would be at the discretion of the Plan Administrator.

Proposal 3 in the Proxy Statement requests that the Company’s stockholders approve the 2016 Plan. In order to address the first two factors identified by ISS as described above, on May 5, 2016, the Company’s Board of Directors (the “Board”) adopted an amendment to the 2016 Plan to (i) reduce the maximum number of shares of Class A Common Stock available for grants pursuant to Awards under the 2016 Plan from 2,800,000 to 2,000,000 shares, and (ii) provide that the 2016 Plan shall expire and terminate on the fifth anniversary of its adoption by the Board.

Specifically, Section 1.5(a) of the Plan was amended to read in its entirety as follows:

“1.5(a) Aggregate Number Available; Certificate Legends. Awards may be granted under the Plan with respect to an aggregate of 2,000,000 shares of Class A Common Stock of the Company, par value $0.001 per share (“Common Stock”), subject to adjustment as set forth below. Shares issued pursuant to the Plan may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company’s treasury or Common Stock acquired by the Company for the purposes of the Plan. Subject to adjustment as provided in Section 1.5(d), no more than 2,000,000 shares of Common Stock may be awarded with respect to incentive stock options under the Plan.”

In addition, the first sentence of Section 3.13(b) was amended to read in its entirety as follows:

“Unless sooner terminated by the Board or pursuant to paragraph (a) above, the Plan shall expire on the fifth anniversary of the date adopted or, if sooner, when all of the shares of Common Stock authorized for issuance under the Plan have been issued.”

With respect to the third factor identified by ISS and described above (concerning the Plan Administrator’s right to accelerate the vesting of any award type, beyond cases involving a change in control, death or disability), all grants under the 2016 Plan are expected to have specific vesting provisions; to date, the Administrator (which is the Company’s independent Compensation Committee) has not accelerated the vesting of any award type under any of the Company’s compensation plans, and the Company does not currently contemplate any such acceleration. Based on, among other things, input from the Company’s outside legal counsel and Compensation Advisors, the independent compensation consultant retained by the Compensation Committee, the Company believes that the provision of the 2016 Plan regarding the Plan Administrator’s authority described above is prudent and consistent with industry practices. Accordingly, the Company has determined not to change that provision of the 2016 Plan.

With respect to the vesting of grants in connection with a change in control, the 2016 Plan specifically provides for a “double trigger” requirement for the acceleration of such grants—both (i) a change in control, and (ii) a termination of employment without cause within 12 months of the consummation of the change in control. Specifically, pursuant to Sections 2.3(f), 2.5(f), and 2.6(f) of the 2016 Plan, except as otherwise provided in an award certificate, if a grantee’s employment is terminated without cause within 12 months after the consummation of a change in control transaction, the unvested portion of the grant immediately vests, provided that if the grant is subject to the achievement of performance criteria, the grant will vest only to the extent the performance criteria are met at the time of such termination. No exceptions to that policy are currently contained in any award certificate under any of the Company’s compensation plans.

Based on, among other things, input from the Company’s outside legal counsel and Compensation Advisors, the independent compensation consultant retained by the Compensation Committee, the Company believes that the “general” provision contained in Section 3.1(b) of the 2016 Plan that permits the Administrator to amend any outstanding award certificate, including by amendment which would accelerate the times at which the award becomes unrestricted or vested or may be exercised, is both prudent and consistent with industry practices. To date, the Administrator has not exercised that power with respect to any of the Company’s other compensation plans. Accordingly, the Company has determined not to change that provision of the 2016 Plan.

A copy of the sections of the 2016 Plan which were amended by the Board on May 5, 2016, is appended to this Supplement as Appendix A.

Except as described above, the 2016 Plan and the description thereof contained in the Proxy Statement remain unchanged. The Board of Directors continues to recommend unanimously that the stockholders vote FOR approval of the 2016 Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company was also informed by ISS that ISS had issued a recommendation to “withhold votes” for the election of two directors who serve on the Company’s Compensation Committee, in connection with the ISS Pay for Performance Analysis, noting in its Report its opinion that the “withhold” votes are warranted for “recently amending the CEO’s employment agreement without removing a problematic provision that provides for excise tax gross-up payments in the event of a termination of employment following a change in control.” That rationale was also noted as a “key takeaway” in the ISS Report.

The Company advised ISS on May 3, 2016, that in fact, no such excise tax gross-up payment provision existed (having expired in accordance with its original terms on August 6, 2015), and thus what appeared to be the principal rationale for the ISS recommendation did not, in fact, exist. On May 3, ISS issued a Proxy Alert which noted that their “original analysis did not take into consideration that the excise-tax gross-up provision . . . expired on August 6, 2015. As such, the excise tax provision was no longer applicable as of the date of the [employment agreement] amendment . . . .” Notwithstanding ISS’s acknowledgment of its earlier oversight, ISS declined to change its “withhold” recommendation, citing other pay-for-performance concerns.

In its Report, ISS noted, with respect to our executive compensation practices, its opinion that “insufficient data” was available for certain pay-for-performance measures, and that “shareholders would benefit from enhanced disclosure surrounding the annual incentive award determination process” (although ISS acknowledged that such disclosure was not required).

In that regard, the Company notes as follows:

Overall and Financial Performance

Financial highlights of the Company for the year ended December 31, 2015 include:

•	Net Income of $53.4 million, up 139% from prior year
•	Core Net Income of $80.7 million, up 131% from prior year
•	Total Assets of $7.3 billion, growth of $1.4 billion or 23%
•	Total Loans of $5.2 billion, growth of $1.3 billion or 32%
•	Total Deposits of $5.4 billion, growth of $1.5 billion or 36%

Our evaluation of overall and financial performance considers the Company’s progress and performance relative to corporate strategic goals and objectives. The Company’s primary objectives in 2015 included four significant priorities, each of which we believe to have been successfully achieved:

1.	Successful early termination of all six FDIC Loss Sharing Agreements.
2.	Maintain industry leading organic growth.
3.	Meet internal budgeted Core Net Income goals and achieve results reflective of industry leading growth and period-over-period record financial results.
4.	Maintain high quality Safety and Soundness profile.

Successful Early Termination of All Six FDIC Loss Sharing Agreements

On March 4, 2015, the Company terminated early all six of our Loss Sharing Agreements with the FDIC, resulting in, among other things, improvement to earnings in 2015 and for future periods. Since the early termination, and partly as a consequence of that step, our Core Net Income has risen from $12.6 million in Q4 2014, prior to termination, to $22.5 million in Q4 2015, an increase of 79%. The Company expects to eliminate future projected Loss Share Indemnification Asset amortization expense of approximately $14.0 million in 2016 and approximately $17.0 million thereafter. Additionally, all recoveries, losses and expenses related to what were previously “covered assets” will be recognized entirely by the Company in its consolidated statement of income, as these amounts will no longer be shared with the FDIC. To the extent the Company recovers amounts in excess of the carrying value of the previously covered assets, earnings will be positively impacted. Our early settlement of all six agreements has been identified as one of the largest early terminations of such FDIC agreements to date in terms of the number of agreements settled at one time.

Maintain Industry Leading Organic Growth

As of December 31, 2015, we had built a new loan portfolio of $4.6 billion. The new loan portfolio has grown by 49% or $1.5 billion in the last twelve months, making us one of the fastest growing commercial banks in the country. We have averaged over $300 million in new loan fundings per quarter over the last three years, creating what we believe to be a sustainable portfolio evenly distributed between commercial and industrial, commercial real estate and residential loans. Our new loan portfolio has also achieved what we believe to be industry leading credit performance metrics, with no downgrades, no non-administrative delinquencies and no charge-offs during 2015.

Meet Internal Budgeted Core Net Income Goals

The Company has produced 12 consecutive quarters of improving and record core operating results. Since the Company’s initial public offering in August of 2014, it has met or exceeded analysts’ organic growth and core net income expectations in each reported quarter. As a result, we believe the Company has been a top performer in the financial sector, posting annual shareholder returns of 45% and total shareholder returns of over 70% since our IPO.

Maintain High Quality Safety and Soundness Profile

One of the most important facets of safety and soundness is reflected in the quality of our regulatory relationships. In 2015, the Company has completed both targeted and full scope OCC exams as well as a comprehensive Federal Reserve exam. The OCC, FDIC and FRB permitted us to exit our FDIC Loss Sharing Agreements this year, and released us from our Shelf Charter Operating Agreement in late 2014. The Company has maintained a valued working relationship with our regulators and our results may be characterized as consistent and positive.

Shareholder Returns for 2015

Holders of the Company’s Common Stock achieved returns in 2015 that were better than 94% of companies in the Russell 3000 Index. The total shareholder return for the Company’s Common Stock was 45% for the year ended December 31, 2015 and 71% from the Company’s IPO in August 2014 through December 31, 2015.

Compensation Committee Evaluation of CEO Performance

The Compensation Committee annually evaluates the performance of our CEO, based on the overall performance, financial performance and shareholder return measures described above, and determines the amount and elements of his total compensation. The components of Mr. Ellert’s compensation include base salary, annual incentive, and long-term incentive elements.

Base Salary

Given the high level of experience Mr. Ellert brings to the role of CEO, including his deep knowledge of the Florida banking landscape, the outstanding leadership he provides to the management team and the superior and sustained performance of the Company, we believe that Mr. Ellert’s base salary, increased to $950,000, is appropriate and is in line with industry peers with above-average financial performance.

Annual Incentive Payout

In 2015, Mr. Ellert’s leadership, management oversight and experience were considered essential to the Company’s strong performance, evidenced by what we believe to be industry leading performance metrics and financial results. Guided by the provisions of our 2015 Executive Incentive Plan (EIP), approved by shareholders at our 2015 Annual Meeting, the Company set aside up to 5% of its Core Pre-Tax Profits for the annual incentive compensation of its Named Executive Officers (NEOs) in respect of 2015, with a limit under the EIP of no more than $3 million to any one participant in a given year. The CEO was allocated up to 2.5% of the Core Pre-Tax Profits as a maximum annual incentive award. For 2015, the Committee reduced the applicable percentage of Core Pre-Tax Profits to 4% and allocated 2% to the CEO. The Committee considered, among other things, the maximum allowable EIP amount of $3 million per person. Together with an independent compensation consultant, the Committee determined that the CEO had demonstrated outstanding performance, resulting in a payout of $2.55 million for 2015. By comparison, the annual incentive payout to the CEO for the year ended December 31, 2014 was $1.6 million.

Long-Term Incentive

The long-term incentive award (in the form of Cash Phantom Units, or “CPUs”) granted to Mr. Ellert in 2015, under the EIP approved by our shareholders, reflects prospective compensation that is “at risk.” The performance period for this award is three years (2015 through 2017), which should further aid the Company in retaining Mr. Ellert’s services through the period. The objective performance measure applicable to the award is growth in absolute stock price over the period, determined in late 2017. This grant is directly aligned with the creation of shareholder value and seeks to motivate Mr. Ellert to achieve sustained above-market returns over the three year period. Mr. Ellert would receive the maximum number of units if the Company’s stock price reaches and stays at or above $40 per share through the end of 2017, which would reflect an 82% increase above the stock price in our August 2014 IPO. If the stock price declines, Mr. Ellert will receive fewer units, or may not receive any units at all. Given the risk (including, among other things, the high volatility of bank stock prices) and the alignment with shareholder value, we believe that the long-term incentive grant to Mr. Ellert is appropriately performance based.

We believe that Mr. Ellert’s total compensation package for 2015 was well-aligned with the performance of the Company, and Mr. Ellert’s individual, exceptional contribution.

The Board of Directors continues to recommend unanimously that the stockholders vote FOR the election of all of the nominees to the Board of Directors.

VOTING PROCEDURES

Any vote “FOR” or “WITHHOLD” vote that has been previously made with respect to Proposal 1 and any vote “FOR” or “AGAINST” or “ABSTAIN” that has been previously made for Proposal 3 will be counted, respectively, as a “FOR” or “WITHHOLD” vote for the director nominee in question or a vote “FOR” or “AGAINST” or “ABSTAIN” on the 2016 Plan as described above and in the Proxy Statement. If any stockholder has previously voted and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later late in the manner set forth in the Proxy Statement. You do not have to take any action if you have previously voted your shares on the Annual Meeting proposals and do not wish to change your vote on any proposal.

By Order of the Board of Directors

/s/ Stuart I. Oran
Stuart I. Oran
Corporate Secretary

Weston, Florida

May 5, 2016

Appendix A

Section 1.5(a) of the Plan is amended to read in its entirety as follows:

“1.5(a) Aggregate Number Available; Certificate Legends. Awards may be granted under the Plan with respect to an aggregate of 2,000,000 shares of Class A Common Stock of the Company, par value $0.001 per share (“Common Stock”), subject to adjustment as set forth below. Shares issued pursuant to the Plan may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company’s treasury or Common Stock acquired by the Company for the purposes of the Plan. Subject to adjustment as provided in Section 1.5(d), no more than 2,000,000 shares of Common Stock may be awarded with respect to incentive stock options under the Plan.”

The first sentence of Section 3.13(b) is amended to read in its entirety as follows:

“Unless sooner terminated by the Board or pursuant to paragraph (a) above, the Plan shall expire on the fifth anniversary of the date adopted or, if sooner, when all of the shares of Common Stock authorized for issuance under the Plan have been issued.”